As filed with the Securities and Exchange Commission on March 3, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LEMONADE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	32-0469673 (IRS Employer Identification No.)
5 Crosby Street, 3rd Floor
New York, New York 10013
(Address of Principal Executive Offices)        (ZIP Code)

LEMONADE, INC. 2020 INCENTIVE AWARD PLAN
(Full title of the plan)

TIM BIXBY
CHIEF FINANCIAL OFFICER
LEMONADE, INC.
5 CROSBY STREET, 3rd FLOOR
NEW YORK, NEW YORK 10013
(Name and address of agent for service)

(844) 733-8666
(Telephone number, including area code, of agent for service)

Copy to:

MARC D. JAFFE
RACHEL W. SHERIDAN
JOHN SLATER
LATHAM & WATKINS LLP
1271 Avenue of the Americas
New York, NY 10020
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 3,463,751 shares of Lemonade, Inc,’s (the “Company” or the “registrant”) Common Stock, par value $0.00001 per share (“Common Stock”), issuable under the Company’s 2020 Incentive Award Plan (the “2020 Plan”), as a result of the operation of an automatic annual increase provision therein, for which Registration Statements of the Company on Forms S-8 (File Nos. 333-239656, 333-254011 and 333-266362) is effective.

INCORPORATION BY REFERENCE OF CONTENTS OF
REGISTRATION STATEMENTS ON FORM S-8
The contents of the Registration Statements on Forms S-8 (File Nos. 333-239656, 333-254011 and 333-266362), including any amendments thereto, filed with the Commission and related to the 2020 Plan, are incorporated herein by reference, except as set forth below.

Item 8. Exhibits.
The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. See Exhibit Index below.

Exhibit Index
4.1
Amended and Restated Certificate of Incorporation of Lemonade, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-39367), filed on July 10, 2020 with the Commission)

4.2	Amended and Restated Bylaws of Lemonade, Inc. (incorporated by reference to Exhibit 3.2 to the registrant's Current Report on Form 8-K (File No. 001-39367), filed on July 10, 2020 with the Commission)
5.1*	Opinion of Latham & Watkins LLP
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page hereto)
99.1
Lemonade, Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.9 to the registrant’s Registration Statement on Form S-1/A (File No. 333-239007), filed on June 23, 2020 with the Commission)

107*	Filing Fee Table
__________________
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 3, 2023.

LEMONADE, INC.

By	/s/ Daniel Schreiber
Daniel Schreiber
Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Daniel Schreiber and Tim Bixby as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Schreiber	Co-Chief Executive Officer (Co-Principal Executive Officer) and Chairman of the Board of Directors	March 3, 2023
Daniel Schreiber

/s/ Shai Wininger	Co-Chief Executive Officer (Co-Principal Executive Officer) and Director	March 3, 2023
Shai Wininger

/s/ Tim Bixby	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 3, 2023
Tim Bixby

/s/ Michael Eisenberg	Director	March 3, 2023
Michael Eisenberg

/s/ Silvija Martincevic	Director	March 3, 2023
Silvija Martincevic

/s/ Irina Novoselsky	Director	March 3, 2023
Irina Novoselsky

/s/ Mwashuma Nyatta	Director	March 3, 2023
Mwashuma Nyatta